                                   EXHIBIT 12

                              Financial Statements


                         AUL American Series Fund, Inc.
                                 Annual Report
                               December 31, 1996

                                      AUL(R)

This report may be used as sales literature only when accompanied or preceded by effective prospectuses of AUL American Series Fund, Inc. and AUL American Unit Trust or AUL American Individual Unit Trust, which relate sales expense and other pertinent information.

A  Message  From The  Chairman  of the Board and President

The U.S.economy continued its moderate expansion during 1996. Investors began the year fearing that the economic growth rate would accelerate, forcing the Federal Reserve to tighten monetary policy. However, GDP (gross domestic product) grew at a sustainable pace during the year while core inflation remained subdued. This seemed to have the effect of calming investors and reduced prospects for monetary tightening by the Federal Reserve in the near term.

The stock market experienced another rewarding year in 1996 with the Dow Jones Industrial Average and the S&P 500 (commonly quoted equity indices) establishing new highs throughout the year. During 1996, investors continued to react positively to the combination of slow growth and moderate inflation. However, not all stocks had identical performance. These major equity indices were driven by the superior returns of large capitalization growth companies while small and medium size companies lagged conspicuously.

Long maturity Treasury bonds yielded just below 6% at the beginning of 1996.
By midyear, however, investors were increasingly concerned about the inflationary impact of rapid employment growth in the U.S. economy. Long maturity Treasury bond yields increased to more than 7%. Although a brief market rally occurred in the fourth quarter, year-end intermediate and longer maturity bond yields remained seventy to eighty basis points above levels at the beginning of the year. Because of the move to higher interest rates and lower bond prices in 1996, bond market returns were modest, especially relative to stock market returns.

Equity investors have now experienced two back-to-back years of excellent stock performance. Even after the exuberance of the last two years, the major stock averages could still post further gains during 1997, but the gains are expected to be on a more modest scale. The market could also experience increased volatility as equity concerns heighten. Good bond performance is likely to be highly dependent on investors' comfort level with the pace of economic growth and continued moderate inflation.

Investment performance for the AUL American Series Fund, Inc. for the year 1996 was:

    Equity  Portfolio      19.2%     Managed Portfolio            11.8%
    Money Market Portfolio  4.6%     Tactical Asset Allocation    15.7%
    Bond Portfolio          2.2%

We suggest your careful review of the Portfolio Manager comments found on the following pages comparing these returns to other indices. The performance numbers for the AUL American Series Fund, Ind. are net of investment advisory fees and other expenses paid by each portfolio but do not reflect specified contract charges and mortality and expense risk charges which may be incurred when investing in a variable annuity contract.

                              /s/  James W. Murphy
                              Chairman of the Board of Directors and President
 Indianapolis,  Indiana
 January 15, 1997

================================================================================
            Directors and Officers of AUL American Series Fund, Inc.

James W.  Murphy,  Chairman of the Board and President
James P. Shanahan,  Director,  Vice President and Treasurer
Dr. Ronald D. Anderson, Director
     Professor, School of Business
     Indiana University, Indianapolis, Indiana
Dr. Leslie Lenkowsky, Director
     President, Hudson Institute
     Indianapolis, Indiana
Leonard D Schutt, Director
Richard A. Wacker, Secretary

A Message From Kathryn Hudspeth,
Portfolio Manager of Equity Portfolio

The Equity Portfolio invests primarily in equity securities selected on the basis of fundamental investment research for their long-term growth prospects. Using a bottom-up approach, the Portfolio concentrates on companies which appear undervalued compared to the market and their own historic valuation levels. Other important considerations include management ability, freecash flow, insider ownership and industry dominance.

Equity investors were the obvious winners in 1996 compared to other traditional asset classes. Except for brief resistance during July and December, the S&P 500 marched confidently to new highs. Investor enthusiasm was fueled by the possibility of continued moderate economic growth coupled with subdued inflation. This allowed the Federal Reserve to remain on the sidelines instead of tightening monetary policy. Another major factor supporting the stock market during 1996 was its overall liquidity as investors poured record amounts of money into equity mutual funds.

As a result, 1996 was another impressive year for stocks with the S&P 500 advancing 23%. After considering 1995's investment return, this represents the largest two-year advance since the mid-1950's. However, not all segments of the stock market performed as well as the S&P 500. This equity index is dominated by the returns of large capitalization, or blue chip, companies. During 1996, it became apparent that profit growth was decelerating. In response, investors focused almost exclusively on companies with consistent and visible earnings growth. This resulted in massive purchases of large capitalization growth companies with pushed the prices of this small group of stocks to extreme valuation levels. Unfortunately, the rest of the market trailed dramatically. Therefore, size became an overriding equity theme during 1996.

The Equity Portfolio achieved a 19.2% investment return for calendar 1996 which is much higher than the long-term average return for stocks. The Portfolio
benefitted  from  its   concentration   in  technology,   pharmaceutical   and
merchandising companies. The return of the Portfolio was also propelled by several merger situations and share repurchase programs. However, since the Equity Portfolio utilizes a value approach, it did not invest heavily in large capitalization companies as this area of the market was overvalued and became more extended as the year progressed.

     Equity investors have experienced two successive years of phenomenal returns. The obvious debate is whether enough positive information exists to keep equity momentum moving forward. Investors are generally expecting another year of moderate growth and subdued inflation. Any deviation from this expectation will cause increased volatility for the stock market. Earnings momentum and mutual fund flows have slowed since the first of the year. Even Federal Reserve Chairman, Alan Greenspan, commented on the "irrational exuberance" of the stock market, which raised concerns that the Federal Reserve might intervene and tighten monetary policy. While economic fundamentals remain attractive, equity investing will remain challenging during 1997.

                AUL American Series Fund, Inc. Equity Portfolio
      Average Annual Total Returns for the period ended December 31, 1996

                                    Equity
                                   Portfolio        S&P 500

One Year                             19.2%           23.0%
Five Years                           13.0%           15.2%
Since Inception (4/10/90)            13.2%           15.3%
Value of a hypothetical $10,000
  investment made 4/10/90         $22,915         $26,223

The charts show the Equity Portfolios total returns, which include changes in share price and reinvestment of dividends and capital gains. Figures for the S&P 500, an unmanaged index of common stocks, include reinvestment of dividends and capital gains. S&P 500 is a registered trademark of Standard & Poors Corporation. The inception figures are from commencement of operations.

Performance numbers for the Equity Portfolio are net of all portfolio operating expenses, but do not include separate account or contract charges. If the performance data included the effect of these charges, the returns would be lower. Past performance is no guarantee of future results. Principal and investment return will vary so shares may be worth more or less than their original cost when redeemed.

A Message From Kent Adams,
Portfolio Manager of Bond Portfolio

The Bond  Portfolio invests  primarily in U.S.
Treasury and Agency bonds and notes, investment grade corporate bonds, and U.S. Agency-backed residential mortgage obligations. Portfolio holdings may range in maturity from overnight money market investments to bonds with maturities as long as 30 years. The average maturity of the portfolio is shortened or lengthened depending on the outlook for interest rates. The mix of corporate bonds, U.S. Agencies and Treasuries, and mortgage-backed securities in the portfolio is varied depending on the relative attractiveness of these sectors.

The Bond Portfolio's total return was 2.2% in 1996. This return represents interest income and the price change of the fixed income securities held in the Portfolio. The Bond Fund experienced price declines on bond holdings in 1996 due to the increase in interest rates that occurred. The total return for the Lehman Government/Corporate Bond Index was 2.9% in 1996.

At the beginning of 1996 the Bond Portfolio's average duration was slightly shorter than the Lehman Government/Corporate Index's average duration. As interest rates increased and bond prices decreased during the first half of the year, the portfolio was lengthened to an average duration longer than the Index's duration. When interest rates for intermediate and longer maturity Treasury bonds declined sharply in the fourth quarter of 1996, the average duration of the Portfolio was reduced to a level slightly shorter than that of the Lehman Government/Corporate Index.

More then one-half of the Portfolio at year-end 1996 was invested in high quality U.S. Treasury and Agency holdings. Less than 30 percent of the Portfolio was invested in corporate bonds at year-end due to the historically low yield spreads available relative to Treasuries. The percentage of investments in residential mortgage-backed securities declined slightly during the year to approximately 14% of the Portfolio. Residential mortgage-backed securities generally offer high yields but can perform poorly during periods of interest rate volatility due to the option of the homeowner to refinance when interest rates decline.

Bond investors will be closely monitoring the Federal Reserve Bank's reaction to economic trends in 1997. Over a longer term time horizon, bonds should perform well given the likelihood of moderate economic growth and low inflation. In the short run, however, a market-disrupting hike in the federal funds rate target might be necessary before improved bond performance can become a reality.

     Beginning in 1997, the bond fund will use the Lehman Aggregate Bond Index as its benchmark instead of the Lehman Government/Corporate Bond Index which has been used in the past. The Lehman Aggregate Bond Index includes one-year and longer government, corporate, Yankee, and U.S. Agency mortgage-backed bonds and has an average maturity of 8 3/4 years. This Index is a better match to the Bond Portfolio for comparative purposes because this Index holds mortgage-backed securities, while the Lehman Government/Corporate Index does not.

                 AUL American Series Fund, Inc. Bond Portfolio
      Average Annual Total Returns for the period ended December 31, 1996

                                     Bond    Lehman Brothers
                                  Portfolio    Bond Index

One Year                             2.2%         2.9%
Five Years                           6.6%         7.2%
Since Inception (4/10/90)            8.7%         9.0%
Value of a hypothetical $10,000
  investment made 4/10/90        $17,468      $17,887

The charts show the Bond Portfolios total returns, which include changes in share price and reinvestment of income and capital gains. Figures for the Lehman Brothers Government/Corporate Bond Index, an unmanaged index of government and corporate bonds, which is a broad measure of the performance of the U.S. bond market, include reinvestment of income and capital gains. The inception figures are from commencement of operations.

Performance numbers for the Bond Portfolio are net of all portfolio operating expenses, but do not include separate account or contract charges. If the performance data included the effect of these charges, the returns would be lower. Past performance is no guarantee of future results. Principal and investment return will vary so shares may be worth more or less than their original cost when redeemed.

A Message From Kathryn Hudspeth and Kent Adams,
Portfolio Managers of Managed Portfolio


     The Managed Portfolio utilizes a fully managed investment policy by allocating assets among publicly traded common stocks, debt securities, and money market instruments. Asset allocation decisions are based on economic factors and the valuation of each asset class compared to historic levels.

The current economic expansion is well into its sixth year which makes it one of the longest expansions in post war history. Despite its longevity, it has been characterized as extremely moderate. The U.S. economy has succeeded in expanding for almost six years without a serious threat of excessive inflation or any major setback to the stock market.

After achieving above average returns for both equities and fixed income securities during 1995, the markets experienced a change of direction during 1996. Interest rates increased dramatically during the first quarter of 1996 as economic statistics indicated that the economy was advancing faster than expected. The rise in interest rates took an obvious toll on the bond market as bond prices declined. The stock market ignored the negative implications of higher rates and reached ever higher valuations.

Stock investors remained positive throughout the year with only minor setbacks occurring in July and December. As a result, stock prices rose dramatically and rewarded equity investors handsomely. However, the equity advance became increasingly narrow as investors emphasized large capitalization companies with stable earnings trends.

Halfway through 1996, the Portfolio managers became concerned about the relative valuation between the stock and bond markets. At that point, the equity concentration of the Portfolio was reduced. Subsequently, the stock market experienced a sell-off in July creating a better balance between the two markets. The asset allocation became more aggressive after the July sell-off and by the end of 1996, 55% of the Managed Portfolio was invested in stocks, while 42% was invested in high quality bonds and 3% was invested in money market instruments. This can be compared to an asset allocation of 54% stocks, 41% bonds and 5% cash equivalents at year-end 1995.

The Managed Portfolio finished 1996 with an investment return of 11.8% compared to 2.9% for the Lehman Brothers Government/Corporate Bond Index and 23.0% for the S&P 500.

At the present time, most economists are projecting another year of moderate growth and low inflation for 1997. Although the stock market has experienced two consecutive years of above average returns, the major equity indices could still post further gains. Bond should also do well in 1997 if the economists are correct in their projections. If, however, the Federal Reserve Bank determines that a hike in short-term interest rates is necessary to control economic growth, then both bonds and stocks could experience some near-term price volatility.

                AUL American Series Fund, Inc. Managed Portfolio
      Average Annual Total Returns for the period ended December 31, 1996

                                   Managed      S&P 500     Lehman Brothers
                                  Portfolio                   Bond Index

One Year                            11.8%        23.0%           2.9%
Five Years                          10.0%        15.2%           7.2%
Since Inception (4/10/90)           10.8%        15.3%           9.0%
Value of a hypothetical $10,000
  investment made 4/10/90        $19,913      $26,223        $17,887

The charts show the Managed Portfolio's total returns, which include changes in share price and reinvestment of dividends and capital gains. Figures for the S&P 500, an unmanaged index of common stocks, include reinvestment of dividends and capital gains. S&P 500 is a registered trademark of Standard & Poor's Corporation. Figures for the Lehman Brothers Government/Corporate Bond Index, an unmanaged index of government and corporate bonds, which is a broad measure of the performance of the U.S. bond market, include reinvestment of income and capital gains. The inception figures are from commencement of operations.

Performance numbers for the Managed account are net of all portfolio operating expenses, but do not include separate account or contract charges. If the performance data included the effect of these charges, it would be lower. Past performance is no guarantee of future results. Principal and investment return will vary so shares may be worth more or less than their original cost when redeemed.

                                       8
A Message from John Riazzi,
 Portfolio Manager of Tactical Asset
 Allocation Portfolio

     Needless to say, 1996 was a terrific year for the stock market and for the Tactical Asset Allocation Portfolio.

     There is an old adage, who's author or origin we do not know - "the third time is the charm." Well, in terms of the stock market, it's hard to imagine 1997 being any more charming than the past two years. In fact 1995 and 1996 provided equity investors with the strongest two year period in nearly 40 years. For 1996, the S&P 500 finished +23%, while bonds, as measured by the Lehman Intermediate Government/Corporate Index, finished the year +4%. The Tactical Asset Allocation Portfolio advanced a solid +15.7% for 1996. The results are very much in keeping with our stated objective of competitive investment returns, while attempting to provide downside risk protection and preservation of capital.

     As of the end of 1996, and for the greater part of the year, the portfolio maintained stock exposure ranging between 48% and 55%. The fixed income portion of the portfolio, represented by a conservative "cover the downside" profile, was split between short term (less than 3 1/2 year average maturity) U.S. Government securities and agencies (a total of 30% of the portfolio, and short-term cash investments (15% of the portfolio).

     The fact that 45% of the total portfolio has been positioned to provide stability and consistency, as stated in the prospectus, may bring into question our ability to chalk up competitive results. One factor, however, which has allowed us to show investment returns comparable to other portfolio options invested 70% - 100% in stock, has been our superior industry and security selection.

     The portfolio maintained its discipline of not exceeding 10% in any one industry, so no one "industry bet" distorted performance. With this in mind, however, the Tactical Asset Allocation portfolio had exposure in numerous industries which outperformed the S&P 500 by double digit margins: Data Storage -+43% greater relative return, Energy -+29% greater relative return, Retail -+129% greater relative return, Insurance -+26% greater relative return, and Financial Services -+23% greater relative return.

     As we look to 1997, we do not believe investors can continue to enjoy the "rising tide" for all equity holdings. The current valuations for the overall stock market are relatively poor. The dividend yield on the S&P 500 is the lowest in history, and the price-to-book value ratio is at an all time high. Likewise, technical divergence in the market as portrayed by the narrowing of leadership among individual stockholdings, provides some evidence of a vulnerable marketplace. This however, does not have to spell disaster. 1996 displayed a number of these same characteristics, yet the market sustained its advance, with the help of strong corporate earnings, a low (relative) interest rate environment and a benign inflation level (the Consumer Price Index increased just over 3%).

     Continuation of these favorable macro trends could allow 1997 to shrug off a number of the negatives, just as 1996 did. However, as a prudent investor we will not ignore the caution signals present and we will keep one eye on the exit door (as is reflected by our asset allocation). At the same time, in an effort to build on our successes of 1996, our equity research team will work aggressively to uncover superior investment opportunities.

     Rest assured, as 1997 develops - consistence and competitiveness remains at the heart of our decision making.

       AUL American Series Fund, Inc. Tactical Asset Allocation Portfolio Average Annual Total Returns for the period ended December 31, 1996.

                                Tactical Asset     S&P 500     Lehman Brothers
                             Allocation Portfolio               Bond Index

One Year                            15.7%           23.0%          15.2%
Since Inception (7/31/95)           15.9%           24.3%          16.9%
Value of a hypothetical $10,000
  investment made 7/31/95        $12,320          $13,609        $12,479

     The charts show the Tactical Asset Allocation Portfolio's total returns, which include changes in share price and reinvestment of dividends and capital gains. Figures for the S&P 500, an unmanaged index of common stocks, include reinvestment of dividends and capital gains. S&P 500 is a registered trademark of Standard & Poors Corporation. Figures for the Lehman Brothers Government/Corporate Bond Index, an unmanaged index of government and corporate bonds, which is a broad measure of the performance of the U.S. bond market, include reinvestment of income and capital gains. The inception figures are from commencement of operations.

     Performance numbers for the Tactical Asset Allocation account are net of all portfolio operating expenses, but do not include separate account or contract charges. If the performance data included the effect of these charges, it would be lower. Past performance is no guarantee of future results. Principal and investment return will vary so shares may be worth more or less than their original cost when redeemed.

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                                      10


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                                       11


                       Report of Independent Accountants

The Shareholders and Board of Directors
AUL American Series Fund, Inc.


     We have audited the accompanying statements of net assets, including the schedules of investments, of the AUL American Series Fund, Inc. (comprising, respectively, the Equity, Money Market, Bond, Managed, and Tactical Asset Allocation Portfolios) as of December 31, 1996, the related statements of operations for the year then ended, the statement of changes in net assets or each of the two years then ended, and financial highlights for each of the five years in the period then ended, and for the Tactical Asset Allocation Portfolio the statement of changes in net assets, and financial highlights for the year ended December 31, 1996 and the period July 31, 1995 through December 31, 1995. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments and cash held by the custodian as of December 31, 1996, confirmation by correspondence with brokers as to securities purchased but not received at that date, or other auditing procedures where confirmations from brokers were not received. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the respective portfolios constituting the AUL American Series Fund, Inc., as of December 31, 1996; the results of their operations for the year then ended, and, except for the Tactical Asset Allocation Portfolio, the changes in their net assets for the each of two years in the period then ended, and financial highlights for each of the five years in the period then ended; and for the Tactical Asset Allocation Portfolio changes in net assets and financial highlights for the year ended December 31, 1996 and for the period July 31, 1995 through December 31, 1995, in conformity with generally accepted accounting principles.

                                        /s/ Coopers & Lybrand L.L.P.


Indianapolis, Indiana
January 31, 1997
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                                       12


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                                       13


                         AUL American Series Fund, Inc.
                            STATEMENTS OF NET ASSETS
                               December 31, 1996

                                                       Portfolio

                                    Equity         Money Market             Bond               Managed        Tactical Asset
                                    ------         ------------             ----               -------        --------------

Assets:
Investments at market value     $  50,679,067      $  40,351,959      $   27,813,660      $   42,708,728      $  2,154,548
 (cost: $39,000,971, $40,351,959
 $27,169,794, $36,664,068
 and $1,921,705, respectively)
Cash                                     ---                ---                  ---              50,865                13
Receivable for shares sold, net          ---                ---                  ---              32,375                86
Dividends and interest receivable      86,281             58,419             403,354             334,844            12,817
Prepaid expense                            89                 89                  89                  89                89
Deferred organization costs              ---                ---                 ---                 ---              5,774
                                -------------       ------------       -------------       -------------       -----------
     Total assets                  50,765,437         40,410,467          28,217,103          43,126,901         2,173,327
                                -------------       ------------       -------------       -------------       -----------

Liabilities:
 Distributions payable to AUL          18,251              ---                  ---                 ---             10,440
 Distributions payable to Dean           ---               ---                  ---                 ---             10,440
 Payable for portfolio shares
  redeemed, net                         4,711           150,841                5,950                ---                ---
 Payable for investments purchased     50,863              ---                  ---                 ---                ---
 Investment advisory fees payable      22,669            18,489               13,317              20,129               611
 Accrued expenses                      16,837            13,662                9,956              15,155               522
 Organization costs payable to AUL       ---               ---                  ---                 ---              6,441
                                 ------------       -----------       --------------       -------------      -----------
     Total liabilities                113,331           182,992               29,223              35,284            28,454
                                      -------            ------              -------              ------            ------

Net Assets                      $  50,652,106      $ 40,227,475         $ 28,187,880       $  43,091,617      $  2,144,873
                                =============      ============         ============       =============      ============

Shares outstanding                  3,042,989        40,227,475            2,648,089           3,215,189           184,046
                                    =========        ==========            =========           =========           =======

Net Asset Value per share       $       16.65      $       1.00         $      10.65       $       13.40     $       11.65
                                =============      ============         ============       =============     =============

    The accompanying notes are an integral part of the financial statements.

                                     14

                         AUL American Series Fund, Inc.
                            STATEMENTS OF OPERATIONS
                      For the year ended December 31, 1996

                                                                            Portfolio

                                                                                                  Tactical
                                                  Equity    Money Market      Bond      Managed    Asset(1)
                                                  ------    ------------      ----      -------   --------


Investment Income:
 Income:
  Dividends                                     $  759,611   $     ---    $     ---    $  395,677   $15,506
  Interest                                         308,565    1,778,244    1,803,030    1,135,753    44,662
                                                ----------   ----------   ----------   ----------   -------

                                                 1,068,176    1,778,244    1,803,030    1,531,430    60,168
                                                ----------   ----------   ----------   ----------   -------
Expenses:
  Investment advisory fee                          212,114      166,215      137,536      184,974    11,644
  Custodian and service agent fee                   57,271       44,878       37,135       49,942     2,297
  Professional fees                                  7,049        5,494        4,607        6,126       312
  Amortization of deferred
   organization costs                                  ---          ---          ---          ---     1,602
  Director fees                                      5,248        4,145        3,406        4,550       210
  Other expenses                                    16,644       13,093       11,237       14,746     1,017
                                                ----------   ----------   ----------   ----------   -------
                                                   298,326      233,825      193,921      260,338    17,082
                                                ----------   ----------   ----------   ----------   -------

     Net investment income                         769,850    1,544,419    1,609,109    1,271,092    43,086
                                                ----------   ----------   ----------   ----------   -------

Gain (Loss) on Investments:
  Net realized gain (loss)                        (217,011)       ---         18,492       77,781    26,150
  Net change in
      unrealized gain (loss)                     6,974,701        ---     (1,021,212)   2,961,892   188,464
                                                ----------   ----------   ----------   ----------   -------
     Net gain (loss)                             6,757,690        ---     (1,002,720)   3,039,673   214,614
                                                ----------   ----------   ----------   ----------   -------

Net Increase in Net Assets
 from Operations                                $7,527,540   $1,544,419  $  606,389   $4,310,765   $257,700
                                                ==========   ==========   ==========   ==========   =======

     The accompanying notes are an integral part of the financial statement.


                         AUL American Series Fund, Inc.
                       STATEMENTS OF CHANGES IN NET ASSETS
                 for the years ended December 31, 1996 and 1995

                                                               Portfolio

                                                         Equity                       Money Market
                                                         ------                       ------------

                                                 1996            1995            1996           1995
                                                 ----            ----            ----           ----

Increase (Decrease) in Net Assets
  from Operations:
 Net investment income                    $    769,850  $      601,923  $      1,544,419 $    986,482
 Net realized gain (loss)                     (217,011)        398,786            ---             ---
 Net Change in
  unrealized gain (loss)                     6,974,701       4,083,680            ---             ---
                                             ---------        --------         -------         -------
  Increase in Assets
  from Operations                            7,527,540       5,084,389         1,544,419      986,482
                                             ---------         -------         -------         -------

Dividends and Distributions:
 From net investment income                   (760,627)       (599,497)       (1,544,419)     (986,482)
 From net realized gain                           ---         (398,786)           ---             ---
                                              --------        --------         -------         -------
  Decrease                                    (760,627)       (998,283)       (1,544,419)     (986,482)
                                              --------      ----------        --------        --------

Shareholder Transactions:
 Proceeds from shares sold                  14,831,799      14,809,942      82,650,126      51,157,189
 Reinvested distributions                      677,401         864,872       1,544,419         986,482
 Cost of shares redeemed                    (6,923,532)     (5,024,617)    (68,257,076)    (43,349,308)
                                            ----------      ----------     -----------     -----------
  Increase                                   8,585,668      10,650,197      15,937,469       8,794,363
                                            ----------       ---------       ---------       ---------

Net increase                                15,352,581      14,736,303      15,937,469       8,794,363
Net Assets at beginning of year             35,299,525      20,563,222      24,290,006      15,495,643
                                            ----------      ----------      ----------       ---------
Net Assets at end of year                 $ 50,652,106  $   35,299,525  $   40,227,475    $ 24,290,006
                                          ============  ==============  ==============    ============



Shares sold                                    965,142       1,118,147      82,650,126      51,157,189
Reinvested distributions                        43,359          62,363       1,544,419         986,482
Shares redeemed                               (449,474)       (372,202)    (68,257,076)    (43,349,308)
                                              --------        --------     -----------     -----------

Net Increase                                   559,027         808,308      15,937,469       8,794,363
Shares outstanding at beginning of year      2,483,962       1,675,654      24,290,006      15,495,643
                                             ---------         -------      ----------       ---------
Shares outstanding at end of year            3,042,989       2,483,962      40,227,475      24,290,006
                                             =========       =========      ==========      ==========



    The accompanying notes are an integral part of the financial statements.

                                       16


                         AUL American Series Fund, Inc.
                 STATEMENTS OF CHANGES IN NET ASSETS (continued) for the years ended December 31, 1996 and 1995

                                                                    Portfolio

                                                         Bond                        Managed
                                                         ----                        -------

                                                1996            1995            1996         1995
                                                ----            ----            ----         ----

Increase (Decrease) in Net Assets
   from Operations:
 Net investment income                    $  1,609,109    $  1,479,745    $  1,271,092    $  1,097,910
 Net realized gain                              18,492         263,778          77,781         475,564
 Net Change in
   unrealized gain (loss)                   (1,021,212)      2,110,855       2,961,892       3,392,949
                                             ---------      ----------       ---------      ----------

  Increase in Assets
   from Operations                             606,389       3,854,378       4,310,765       4,966,423
                                             ---------        --------       ---------        --------

Dividends and Distributions:
 From net investment income                 (1,616,520)     (1,471,732)     (1,269,322)     (1,093,207)
 From net realized gain                        (18,491)        (19,580)        (77,781)       (475,564)
                                               -------      ----------        --------        --------
  Decrease                                  (1,635,011)     (1,491,312)     (1,347,103)     (1,568,771)
                                            ----------      ----------      ----------      ----------

Shareholder Transactions:
 Proceeds from shares sold                  14,086,640      10,212,753      15,341,831       9,524,234
 Reinvested distributions                    1,495,931         938,396       1,316,098       1,378,654
 Cost of shares redeemed                   (11,795,234)     (8,537,765)     (7,374,576)     (8,014,116)
                                            ----------      ----------      ----------      ----------
  Increase                                   3,787,337       2,613,384       9,283,353       2,888,772
                                             ---------       ---------       ---------      ----------

Net increase                                 2,758,715       4,976,450      12,247,015       6,286,424
Net Assets at beginning of year             25,429,165      20,452,715      30,844,602      24,558,178
                                            ----------      ----------      ----------      ----------
Net Assets at end of year                 $ 28,187,880    $ 25,429,165    $ 43,091,617    $ 30,844,602
                                          ============    ============    ============    ============


Shares sold                                  1,316,217         952,961       1,203,357         798,921
Reinvested distributions                       141,513          87,346         101,708         113,420
Shares redeemed                             (1,108,222)       (788,087)       (573,913)       (661,602)
                                              --------        --------        --------        --------

Net Increase                                   349,508         252,220         731,152         250,739
Shares outstanding at beginning of year      2,298,581       2,046,361       2,484,037       2,233,298
                                             ---------       ---------       ---------       ---------
Shares outstanding at end of year            2,648,089       2,298,581       3,215,189       2,484,037
                                             =========       =========       =========       =========


    The accompanying notes are an integral part of the financial statements.

                         AUL American Series Fund, Inc.
                 STATEMENTS OF CHANGES IN NET ASSETS (continued) for the years ended December 31, 1996 and 1995

                                              Portfolio
                                            ------------------
                                            Tactical Asset
                                            ------------------

                                             1996         1995(1)
                                             ----         ----


Increase (Decrease) in Net Assets
  from Operations:
 Net investment income                 $    43,086  $     16,139
 Net realized gain                          26,150         5,349
 Net change in
  unrealized gain (loss)                   188,464        44,379
                                           -------      --------
  Increase in Assets
   from Operations                         257,700        65,867
                                           -------      --------

Dividends and Distributions:
 From net investment income                (42,732)      (16,384)
 From net realized gain                    (26,150)       (5,349)
                                           -------       --------
  Decrease                                 (68,882)      (21,733)
                                           -------       --------

Shareholder Transactions:
 Proceeds from shares sold                 874,893     1,104,684
 Reinvested distributions                   28,262         1,374
 Cost of shares redeemed                   (86,556)      (10,736)
                                         ----------    ---------
  Increase                                 816,599     1,095,322
                                         ---------     ---------

Net increase                             1,005,417     1,139,456
Net Assets at beginning of year          1,139,456          ----
                                         ---------     ---------
Net Assets at end of year              $ 2,144,873  $  1,139,456
                                       ===========  ============


Shares sold                                 80,409       110,034
Reinvested distributions                     2,488           132
Shares redeemed                             (7,998)       (1,019)
                                            ------       -------

Net Increase                                74,899       109,147
Shares outstanding at beginning of year    109,147          ----
                                          --------       -------
Shares outstanding at end of year          184,046       109,147
                                           =======  ============

(1) for the period from July 31, 1995 through December 31, 1995
     The accompanying notes are an integral part of the financial statements.

                         AUL American Series Fund, Inc.
                            SCHEDULE OF INVESTMENTS
                                EQUITY PORTFOLIO
                               December 31, 1996
                                                    Market
Description                             Shares       Value
-----------                             ------       -----
Common Stock (90.5%)
 Banks & Financial (10.7%)
  American Express Co.                 21,300   $1,203,450
  Banc One Corp.                       34,630    1,489,090
  Great Western  Financial             33,100      959,900
  Ohio Casualty Corp.                  21,600      766,800
  Salomon, Inc.                        21,400    1,008,475
                                                   -------
                                                 5,427,715
                                                 ---------

Broadcasting & Publishing (9.6%)
 Chris-Craft Industries, Inc.*         20,420      855,088
 Deluxe Corp.                          28,500      933,375
 Gibson Greetings, Inc.                44,300      869,387
 Harland (John H.) Co.                 19,300      636,900
 Meredith Corp.                        15,100      796,525
 Moore Corp., Ltd.                     36,600      745,725
                                                   -------
                                                 4,837,000
                                                 ---------
Chemicals (1.7%)
 Carlisle Companies, Inc.               8,700      526,350
 Quaker Chemical Corp.                 20,400      334,050
                                                   -------
                                                   860,400
                                                   -------
Electrical Equipment &
Electronics (9.1%)
 Baldor Electric Co.                   60,110    1,480,209
 Dynatech Corp.*                       55,500    2,455,875
 General Electric Co.                   6,900      682,237
                                                   -------
                                                 4,618,321
                                                 ---------
Entertainment & Leisure (4.3%)
 CPI Corp.                             69,700    1,167,475
 Fleetwood Enterprises, Inc.           37,600    1,034,000
                                                   -------
                                                 2,201,475
                                                 ---------
Furniture and Apparel (13.2%)
 Hillenbrand Industries, Inc.          30,900    1,120,125
 Kellwood Co.                          39,600      792,000
 La Z Boy Chair Co.                    35,600    1,050,200
 Liz Claiborne, Inc.                   40,500    1,564,312
 Oshkosh B'Gosh, Inc.                  42,100      642,025
  Class A
 Reebok International                  36,400    1,528,800
                                                   -------
                                                 6,697,462
                                                 ---------
Health Care (7.6%)
 Acuson Corp.                          37,300      909,188
 Guidant Corp                           5,983      341,031
 Lilly (Eli) & Co.                      6,770      494,210
 Merck & Co.                           12,200      966,850
 McKesson Corporation                  19,900    1,114,400
                                                 ---------
                                                 3,825,679
                                                 ---------

Industrial Services (2.4%)
 Fluor Daniel                          19,206      151,247
 Kelly Services, Inc.                  38,600    1,042,200
                                                ----------
                                                 1,193,447
                                                ----------

Information Processing &
Telecommunications (7.6%)
 Apple Computer, Inc.                  15,200      317,300
 International Business                 6,900    1,041,900
  Machines Corp.
 Novell, Inc.*                         42,000      397,687
 Sun Microsystems, Inc.*               49,600    1,274,100
 Telxon Corp.                          67,500      826,875
                                                   -------
                                                 3,857,862
                                                 ---------
Machinery (1.5%)
 Lawson Products, Inc.                 10,300      225,312
 Precision Castparts Corp.             10,300      511,138
                                                   -------
                                                   736,450
                                                   -------
Merchandising (6.4%)
 Longs Drug Stores Corp.               25,500    1,252,687
 Mac Frugal's Bargains                 16,500      431,063
  Close-outs, Inc.
 Merchantile Stores Co.                17,800      878,875
 Stanhome, Inc.                        26,200      694,300
                                                   -------
                                                 3,256,925
                                                 ---------
Metals & Mining (2.6%)
 Aluminum Company of                   16,700    1,064,625
  America
 Oregon Steel Mills, Inc.              14,800      247,900
                                                   -------
                                                 1,312,525
                                                   -------
Oil & Oil Services (4.1%)
 Royal Dutch Petroleum Co.              5,100      870,825
 Valero Energy Corp.                   42,700    1,222,288
                                                   -------
                                                 2,093,113
                                                 ---------

Transportation (4.0%)
 Alexander & Baldwin, Inc.             41,300    1,032,500
 Norfolk Southern Corp.                11,400      997,500
                                                   -------
                                                 2,030,000
                                                 ---------

*does not pay cash dividends
    The accompanying notes are an integral part of the financial statements.

                                       19


                         AUL American Series Fund, Inc.
                            SCHEDULE OF INVESTMENTS
                          EQUITY PORTFOLIO (continued)
                               December 31, 1996
                                                     Market
Description                             Shares       Value
-----------                             ------       ------

Common Stock (90.5%), continued
 Miscellaneous (5.7%)
  Boeing Co.                             8,500   $  904,188
  Ford Motor Co.                        34,000    1,083,750
  Michael Foods, Inc.                   49,300      628,575
  Sealright, Inc.                       27,000      283,500
                                                    -------
                                                  2,900,013
                                                  ---------

     Total common stock (cost: $34,169,893)      45,848,387
                                                 ----------


Money Market Mutual Funds (4.4%)
 Riverfront U.S. Government Security   762,808      762,808
 Merrill Lynch Institutional Fund    1,469,579    1,469,579
                                                    -------
     Total mutual funds (cost: $2,232,387)       $2,232,387
                                                  ---------

                                            Interest        Maturity        Principal       Market
                                             Rate            Date           Amount          Value
                                             ----            ----           ------          -----

Short-term Notes (5.1%)
 Associates Corporation of North America     5.290%          11/22/96        1,000,000       997,050
 GE Capital                                  5.380%          01/10/97        1,000,000       998,675
 U.S. Treasury Note                          6.500%          05/15/97          600,000       602,568

     Total short-term notes (cost: $2,598,691)                                            2,598,293
                                                                                          ---------

Total Investments (cost: $39,000,971)                                                   $50,679,067
                                                                                        ===========


*does not pay cash dividends
    The accompanying notes are an integral part of the financial statements.

                                       20

                         AUL American Series Fund, Inc.
                            SCHEDULE OF INVESTMENTS
                             MONEY MARKET PORTFOLIO
                               December 31, 1996

                                                                Interest         Maturity        Principal          Market
Description                                                       Rate             Date            Amount           Value
-----------                                                       ----             ----            ------           -----

Short-term Notes (49.4%)
 U.S. Government & Agency Obligations (49.4%)
  Federal Home Loan Bank Notes                                   5.260%          1/16/97      $   4,000,000    $   3,991,233
  Federal Home Loan Bank Notes                                   5.250%          2/18/97          5,000,000        4,965,000
  Federal Home Loan Mortgage Corporation Notes                   5.240%          1/13/97          4,500,000        4,492,125
  Federal Home Loan Bank Notes                                   5.250%          1/24/97          3,500,000        3,488,260
  Federal Home Loan Bank Notes                                   5.370%          1/30/97          3,000,000        2,987,023
                                                                                                                   ---------
     Total short-term notes (cost: $19,923,641)                                                                   19,923,641
                                                                                                                  ----------

Corporate Obligations (37.9%)
 Automotive (4.7%)
  Ford Motor Credit Corporation                                  5.380%          1/10/97          1,900,000        1,900,000

 Electrical Equipment (9.6%)
  General Electric Capital Corporation                           5.500%          1/29/97          1,900,000        1,900,000
  General Electric Capital Corporation                           5.500%          1/30/97          2,000,000        2,000,000

 Financial (8.9%)
  Norwest Financial Corporation                                  5.530%          1/24/97          1,800,000        1,800,000
  Prudential Funding Corporation                                 5.400%          1/17/97          1,800,000        1,800,000

 Machinery (5.0%)
  John Deere Capital Corporation                                 5.450%          1/30/97          2,000,000        2,000,000

 Oil and Gas (5.0%)
  Chevron Oil Finance Company                                    5.430%          1/17/97          2,000,000        2,000,000

 Real Estate and Leasing (4.7%)
  Associates Corporation of North America                        5.480%          1/28/97          1,900,000        1,900,000
                                                                                                                   ---------
     Total corporate obligations (cost: $15,300,000)                                                               15,300,000
                                                                                                                   ---------

                                                                                                     Shares
                                                                                                     ------
Money Market Mutual Funds(12.7%)
 Dreyfus Masternote Account                                                                        1,220,292       1,220,292
 Merrill Lynch Institutional Fund                                                                  1,927,172       1,927,172
 Riverfront U.S. Government Security                                                               1,980,854       1,980,854
                                                                                                                     -------
     Total money market mutual funds (cost: $5,128,318)                                                            5,128,318
                                                                                                                     -------
Total Investments (cost: $40,351,959)                                                                          $  40,351,959
                                                                                                              ==============


    The accompanying notes are an integral part of the financial statements.

                                       21


                         AUL American Series Fund, Inc.
                            SCHEDULE OF INVESTMENTS
                                 BOND PORTFOLIO
                               December 31, 1996

                                                                Interest         Maturity        Principal          Market
Description                                                       Rate             Date           Amount            Value
-----------                                                       ----             ----           ------            -----


Long-term Notes and Bonds (97.9%)
 U.S. Government & Agency Obligations (53.8%)
  Federal Home Loan Bank Notes                                   8.375%         10/25/99    $  1,300,000      $   1,375,556
  Federal Home Loan Bank Notes                                   5.040%          8/20/98         750,000            739,582
  U.S. Treasury Bonds                                            8.750%          5/15/17       2,750,000          3,355,413
  U.S. Treasury Notes                                            8.000%          5/15/01         700,000            747,880
  U.S. Treasury Notes                                            7.500%          5/15/02         500,000            528,695
  U.S. Treasury Notes                                            7.250%          8/15/04       1,300,000          1,368,042
  U.S. Treasury Notes                                            8.875%          2/15/99       1,850,000          1,957,171
  U.S. Treasury Bonds                                            9.375%          2/15/06       1,350,000          1,625,265
  U.S. Treasury Notes                                            6.125%          8/31/98       1,400,000          1,406,300
  U.S. Treasury Notes                                            6.750%          4/30/00         600,000            611,328
  U.S. Treasury Bonds                                            8.000%         11/15/21         500,000            573,775
  U.S. Treasury Strips                                                           2/15/07       1,300,000            674,505
                                                                                                                  ---------
                                                                                                                 14,963,512

Collateralized Mortgage Obligations (14.5%)
  American Southwest Financial Corporation CMO                   8.900%          3/01/18         187,551            195,353
  Federal National Mortgage Association Notes CMO                7.500%         12/25/09         600,000            596,622
  Federal National Mortgage Association Notes CMO                6.500%          5/25/08         800,000            786,168
  Fleet Mortgage Securities, Inc. CMO                            7.950%          6/01/19         562,205            569,738
  Merrill Lynch CMO Trust XXXVIID                                8.150%         11/01/18         720,000            738,144
  Prudential-Bache Trust CMO 12D                                 5.350%         10/20/09       1,127,510          1,117,002
                                                                                                                  ---------
                                                                                                                  4,003,027

 Corporate Obligations (29.6%)
  Allstate Corporation Notes                                     5.875%          6/15/98         625,000            622,656
  Associates Corporation of North America Notes                  5.600%          1/15/01       1,600,000          1,542,000
  El Paso Natural Gas Company Notes                              7.750%          1/15/02         200,000            208,250
  General Motors Acceptance Corporation Notes                    5.450%          3/01/99       1,000,000            983,750
  Hydro-Quebec Debenture Bonds                                   8.050%          7/07/24         400,000            438,500
  Eli Lilly & Company Notes                                      8.375%         12/01/06         850,000            945,625
  Providence of Ontario Notes                                    7.625%          6/22/04         950,000            999,875
  Service Company International Notes                            6.750%          6/01/01         900,000            895,500
  Smith Barney Holdings Notes                                    7.500%          5/01/02         900,000            931,500
  Sun, Inc., Debenture Bonds                                     9.000%         11/01/24         600,000            678,750
                                                                                                                    -------
                                                                                                                  8,246,406
                                                                                                                 ----------
    Total long-term notes and bonds (cost: $26,569,079)                                                          27,212,945
                                                                                                                 ----------

                                                                                                 Shares
                                                                                                 ------
Money Market Mutual Funds (2.1%)
 Riverfront U.S. Government Security                                                             540,949            540,949
 Merrill Lynch Institutional Fund                                                                 59,766             59,766
                                                                                                                     ------
     Total mutual funds (cost: $600,715)                                                                            600,715
                                                                                                                    -------
Total Investments (cost: $27,169,794)                                                                         $  27,813,660
                                                                                                              =============


    The accompanying notes are an integral part of the financial statements.

                         AUL American Series Fund, Inc.
                            SCHEDULE OF INVESTMENTS
                               MANAGED PORTFOLIO
                               December 31, 1996

                                                     Market
Description                             Shares       Value
-----------                             ------       -----

Common Stock (55.1%)
 Banks & Financial (6.4%)
  American Express Co.                  10,300   $  581,950
  Banc One Corp.                        17,750      763,250
  Great Western Finanacial              17,300      501,700
  Ohio Casualty Corp.                    9,900      351,450
  Salomon, Inc.                         11,200      527,800
                                                    -------
                                                  2,726,150
                                                  ---------
 Broadcasting & Publishing (5.1%)
  Chris-Craft Industries, Inc.*         10,611      444,336
  Deluxe Corp.                          15,000      491,250
  Gibson Greetings, Inc.                23,400      459,225
  Harland (John H.) Co.                  9,700      320,100
  Meredith Corp.                         8,000      422,000
                                                    -------
                                                  2,136,911
                                                  ---------
 Chemicals (0.9%)
  Carlisle Companies, Inc.               4,500      272,250
  Quaker Chemical Corp.                  8,100      132,637
                                                    -------
                                                    404,887
                                                    -------
 Electrical Equipment &
 Electronics (5.6%)
  Baldor Electric Co.                   30,950      762,144
  Dynatech Corp.*                       28,300    1,252,275
  General Electric Co.                   3,800      375,725
                                                    -------
                                                  2,390,144
                                                  ---------
 Entertainment & Leisure (2.7%)
  CPI Corp.                             36,200      606,350
  Fleetwood Enterprises                 19,400      533,500
                                                    -------
                                                  1,139,850
                                                    -------
 Furniture and Apparel (8.1%)
  Hillenbrand Industries, Inc.          15,700      569,125
  Kellwood Co.                          21,000      420,000
  La Z Boy Chair Co.                    18,400      542,800
  Liz Claiborne, Inc.                   20,700      799,537
  Oshkosh B'Gosh, Inc.                  22,300      340,075
    Class A
  Reebok International                  18,800      789,600
                                                    -------
                                                  3,461,137
                                                  ---------
 Health Care (4.5%)
  Acuson Corp.*                         19,000      463,125
  Guidant Corp.                          3,050      173,850
  Lilly (Eli) & Co.                      3,252      237,396
  Merck & Co.                            6,300      499,275
  McKesson Corporation                  10,300      576,800
                                                    -------
                                                  1,950,446
                                                    -------

Industrial Services (1.5%)
  Fluor Daniel                          10,555       83,121
  Kelly Services                        20,000      540,000
                                                    -------
                                                    623,121
                                                    -------

 Information Processing &
 Telecommunications (4.7%)
  Apple Computer, Inc.*                  8,600      179,525
  International Business                 3,600      543,600
     Machine Corp.
  Novell, Inc. *                        21,600      204,525
  Sun Microsystems, Inc.*               25,400      652,462
 Telxon Corp.                           34,800      426,300
                                                    -------
                                                  2,006,412
                                                  ---------
Machinery (0.9%)
 Lawson Products, Inc.                   6,600      144,375
 Precision Castparts Corp.               5,100      253,087
                                                    -------
                                                    397,462
                                                    -------
Merchandising (3.9%)
 Longs Drug Stores Corp.                13,200      648,450
 Mac Frugal's Bargains                   8,200      214,225
   Close-outs, Inc.
 Mercantile Stores Co.                   9,300      459,188
 Stanhome, Inc.                         13,500      357,750
                                                    -------
                                                  1,679,613
                                                  ---------
Metals & Mining (1.6%)
 Aluminum Company of                     8,800      561,000
   America
 Oregon Steel Mills, Inc.                8,000      134,000
                                                    -------
                                                    695,000
                                                    -------
Oil & Oil Services (2.5%)
 Royal Dutch Petroleum Co.               2,500      426,875
 Valero Energy Corp.                    22,300      638,338
                                                    -------
                                                  1,065,213
                                                    -------

Transportation (2.5%)
 Alexander & Baldwin, Inc.              21,300      532,500
 Norfolk Southern Corp.                  5,900      516,250
                                                    -------
                                                  1,048,750
                                                    -------

*does not pay cash dividends
    The accompanying notes are an integral part of the financial statements.



                         AUL American Series Fund, Inc.
                            SCHEDULE OF INVESTMENTS
                         MANAGED PORTFOLIO (continued)
                               December 31, 1996

                                                     Market
Description                             Shares       Value
-----------                             ------       -----

Common Stock (55.1%), continued
 Miscellaneous (4.2%)
  Boeing Co.                             4,100   $  436,137
  Ford Motor Co.                        17,500      557,813
  Michael Foods, Inc.                   23,400      298,350
  Moore Corp., Ltd.                     18,900      385,088
  Sealright, Inc.                       11,300      118,650
                                                    -------
                                                  1,796,038
                                                  ---------
    Total common stock (cost: $17,784,415)       23,521,134
                                                 ----------

Money Market Mutual Funds (2.7%)
 Riverfront U.S. Government Security   808,586      808,586
 Merrill Lynch Institutional Fund      342,472      342,472
                                                  ---------
  Total money market mutual funds
   (cost: $1,151,058)                            $1,151,058
                                                  ---------

                                                                Interest         Maturity        Principal          Market
                                                                  Rate             Date           Amount            Value
                                                                  ----             ----           ------            -----

Notes and Bonds (42.2%)
 U.S. Government and Agency Obligations (31.3%)
  Federal Home Loan Bank Bonds                                   8.600%           6/25/99     $   500,000   $     528,480
  Federal Home Loan Bank Bonds                                   8.375%          10/25/99         900,000         952,307
  Federal Home Loan Bank Notes                                   5.040%           8/20/98         250,000         246,528
  Federal National Mortgage Association Bonds                    8.350%          11/10/99         500,000         529,145
  Federal National Mortgage Association CMO                      6.500%           5/25/08         500,000         491,355
  U.S. Treasury Bonds                                            9.375%           2/15/06       1,500,000       1,805,850
  U.S. Treasury Bonds                                            8.750%           5/15/17       1,450,000       1,769,218
  U.S. Treasury Notes                                            8.000%           2/15/01       1,125,000       1,201,950
  U.S. Treasury Notes                                            7.500%           2/15/02         700,000         740,173
  U.S. Treasury Notes                                            7.250%           8/15/04       2,000,000       2,104,680
  U.S. Treasury Notes                                            8.875%           2/15/99       1,150,000       1,216,620
  U.S. Treasury Bonds                                            8.000%          11/15/21         200,000         229,510
  U.S. Treasury Notes                                            6.125%           8/31/98       1,000,000       1,004,500
  U.S. Treasury Notes                                            6.750%           4/30/00         200,000         203,776
  U.S. Treasury Strips                                            ---             2/15/07         700,000         363,195
                                                                                                               ---------
                                                                                                               13,387,287
 Corporate Obligations (10.9%)
  Allstate Corporation Notes                                     5.875%            6/15/98        250,000         249,062
  Associates Corporation of North America                        5.600%            1/15/01        400,000         385,500
  El Paso Natural Gas Company Notes                              7.750%            1/15/02        100,000         104,125
  General Motors Acceptance Corporation Notes                    5.450%            3/01/99        800,000         787,000
  Hydro-Quebec Debenture Bonds                                   8.050%            7/07/24        250,000         274,062
  Eli Lilly & Company Notes                                      8.375%           12/01/06        450,000         500,625
  Providence of Ontario Notes                                    7.625%            6/22/04        550,000         578,875
  Service Company International Notes                            6.750%            6/01/01        700,000         696,500
  Smith Barney Holdings Notes                                    7.500%            5/01/02        600,000         621,000
  Sun, Inc. Debenture Bonds                                      9.000%           11/01/24        400,000         452,500
                                                                                                                  -------
     Total notes and bonds (cost: $17,728,595)                                                                 18,036,536
                                                                                                               ----------

               Total Investments (cost: $36,664,068)                                                         $ 42,708,728
                                                                                                             ============


*does not pay cash dividends
    The accompanying notes are an integral part of the financial statements.

                         AUL American Series Fund, Inc.
                             SCHEDULE OF INVESTMENTS
                       TACTICAL ASSET ALLOCATION PORTFOLIO
                                December 31, 1996

                                              Market
Description                        Shares     Value
-----------                        ------     -----

Common Stock (55.8%)
 Automotive & Truck (2.9%)
  Chrysler Corp.                   1,200   $ 39,600
  Ford Motor Co.                     700     22,312
                                             ------
                                             61,912
                                             ------
 Bank & Financial (11.1%)
  AFLAC, Inc.                        800     34,200
  AMBAC, Inc.                        400     26,550
  Countrywide Credit Ind.          1,000     28,625
  Federal Home Loan
    Mortgage Corp.                   200     22,025
  Federal National Mortgage
    Association                    1,000     37,250
  Lehman Brothers Holding, Inc.    1,000     31,375
  MGIC Investment Group              400     30,400
  PMI Group, Inc.                    500     27,688
                                             ------
                                            238,113
                                            -------
 Chemicals (2.7%)
  Dow Chemical Co.                   400     31,350
  Georgia Gulf Corp.               1,000     26,875
                                              -----
                                             58,225
                                             ------
 Information Processing &
 Telecommunications (12.4%)
  Applied Materials, Inc.          1,000     35,938
  Arrow Electronics, Inc.            700     37,450
  Digi International, Inc.         2,000     19,000
  Intel Corp.                        300     39,281
  Novell, Inc.                     2,500     23,672
  Phillips Electronics NV          1,000     40,000
  Seagate Technology, Inc.         1,000     39,500
  Sprint Corp.                       800     31,900
                                             ------
                                            266,741
                                             ------
 Merchandising (8.6%)
  Fingerhut Companies, Inc.        1,500     18,375
  May Department Store, Inc.       1,000     46,750
  Payless Shoesource, Inc.           764     28,650
  TJX Companies, Inc.              1,000     47,375
  Toys R US                        1,500     45,000
                                             ------
                                            186,150
                                            -------
 Metals & Mining (5.2%)
  Alumax, Inc.                     1,000     33,375
  Aluminum Co. of America            400     25,500
  Birmingham Steel Corp.           1,400     26,600
  Potash Corp. of Saskatchewan       300     25,500
                                             ------
                                            110,975
                                             ------
 Oil & Oil Services (1.6%)
  Ashland, Inc.                      400     17,550
  Valero Energy Corp.                600     17,175
                                             ------
                                             34,725
                                             ------
 Paper & Containers (1.1%)
  International Paper Co.            600     24,225
                                             ------
                                             24,225
                                             ------
 Tobacco (3.1%)
  Philip Morris Cos., Inc.           400     45,050
  UST , Inc.                         700     22,662
                                             ------
                                             67,712
                                             ------
 Miscellaneous (7.1%)
  Clayton Homes, Inc.              2,500     33,750
  Cracker Barrel
    Old Country Store              1,500     38,062
  Teleflex, Inc.                     500     26,063
  Trizec Hahn Corp.                2,500     55,000
                                            -------
                                            152,875
                                            -------

Total common stock (cost: $965,702)       1,201,653
                                          ---------

*does not pay cash dividends
    The accompanying notes are an integral part of the financial statements.

                                       25


                         AUL American Series Fund, Inc.
                            SCHEDULE OF INVESTMENTS
                      TACTICAL ASSET PORTFOLIO (CONTINUED)
                               December 31, 1996


                                                           Market
Description                                   Shares       Value
-----------                                   ------       -------
 Money Market Mutual Funds (0.6%)
  Riverfront U.S. Government Security         12,402      $ 12,402
                                                            ------
     Total mutual funds (cost: $12,402)                     12,402
                                                            ------

                                                                Interest         Maturity        Principal          Market
                                                                  Rate             Date           Amount            Value
                                                                  ----             ----           ------            -----

 Notes and Bonds (43.6%)
  Long Term Notes (24.6%)
   U.S. Treasury Note                                            6.000%          10/15/99     $   100,000           100,064
   U.S. Treasury Note                                            5.500%           4/15/00         100,000            98,284
   U.S. Treasury Note                                            5.250%           7/31/98         100,000            99,219
   U.S. Treasury Note                                            7.500%          11/15/01         125,000           131,595
   Federal National Mortgage Association Note                    7.600%           8/02/06         100,000           101,550
                                                                                                                   --------

 Short Term Notes (19.0%)
   FingerHut Coupon                                              5.500%           1/07/97         105,000           104,904
   J.P. Morgan Coupon                                            5.400%           1/10/97         105,000           104,858
   Merrill Lynch Commercial Paper                                5.800%           1/03/97         100,000            99,968
   U.S. Treasury Note                                            5.500%           7/31/97         100,000           100,051

     Total notes and bonds (cost: $943,601)                                                                         940,943
                                                                                                                   --------

Total Investments (cost: $1,921,705)                                                                            $ 2,154,548
                                                                                                                ===========


    The accompanying notes are an integral part of the financial statements.

                      (This page is intentionally blank.)

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The AUL American Series Fund, Inc. (Fund) was incorporated under the laws of Maryland on July 26, 1989, and is registered under the Investment Company Act of 1940, as amended, as an open-end, diversified management investment company. As a "series" type of mutual fund, the Fund issues shares of common stock relating to separate investment portfolios consisting of the Equity Portfolio, Money Market Portfolio, Bond Portfolio, Managed Portfolio, and Tactical Asset Allocation Portfolio (Tactical Asset). Currently, the Fund offers shares only to separate accounts of American United Life Insurance Company(R) (AUL) to serve as an underlying investment vehicle for variable annuity contracts. The Fund commenced operations on April 10, 1990.

INVESTMENTS

Securities traded on a national securities exchange are valued at the last trade price. Listed securities for which no sale was reported on the valuation date are valued at the latest bid price. Short-term notes are valued at amortized cost which approximates market value. Fixed income securities for which representative market quotes are readily available are valued at the latest bid price as quoted by one or more dealers who make a market in such securities. U.S. Government obligations are valued at the latest bid price; however, such obligations maturing in 60 days or less are valued at amortized cost which approximates market value.

The Money Market Portfolio securities are valued at amortized cost. The Fund's use of the amortized cost method is conditioned on its compliance with certain provisions of Rule 2a-7 of the Investment Company Act of 1940. The Investment Manager reviews this method of valuation to ensure that the portfolio securities are reflected at their fair value.

Security transactions are recorded on the trade date plus one. Realized gains and losses are determined on specific identification basis

INCOME AND EXPENSE

Dividend income is recorded on the ex-dividend date, and interest income is accrued daily. Portfolio expenses are recorded on an accrual basis.

DEFERRED ORGANIZATION COSTS

Expenses incurred by the Fund in connection with its organization have been capitalized and are amortized over five years on a straight-line basis.

TAXES

     The fund qualifies as a regulated investment company under Section M the Internal Revenue Code. The Fund's policy is to distribute all income to shareholders, therefore, no provision has been made for income taxes.

DIVIDEND  AND CAPITAL  GAIN  DISTRIBUTIONS

For the Money Market Portfolio, dividends from net investment income are declared and paid daily. For all other portfolios, dividends from net investment income are declared and paid quarterly. Distributions from net realized gains on investments are declared and paid at least annually for all portfolios.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  TRANSACTIONS WITH AUL

AUL invested $23,000,000 to established the Fund. As of December 31, 1996. AUL's investment in the Fund is:

               Equity Portfolio        $   3,091,634
               Tactical Asset Portfolio      500,000
                                           ---------
                                       $   3,591,634
                                       =============

The Fund has an investment advisory agreement with AUL to act as its investment advisor. For its services, AUL receives a fee at an annual rate of .50% of the Portfolios average daily net assets. AUL has also agreed that its fee may be reduced if the aggregate ordinary operating expenses of the Portfolios exceed 1% of the average daily net assets during the year. To the extent that AUL has reduced its advisory fees to prevent the Portfolio's aggregate ordinary operating expenses from exceeding 1%, it may increase its advisory fee during any of the next succeeding 5 years, provided that the aggregate ordinary operating expenses in any given year do not exceed 1% of the average daily net assets in that year. The total amount of any increase in AUL's fees will not exceed the prior fee reduction.

                                       28


                    NOTES TO FINANCIAL STATEMENTS (continued)

2.  TRANSACTIONS WITH AUL, continued:

AUL may terminate the policy of reducing its fee and/or assuming Fund expenses upon 30 days prior written notice to the Fund, and in any event, the policy will automatically terminate if the Investment Advisory Agreement is terminated. The investment advisory fees incurred during the year ended December 31, 1996 and 1995, were $712,483 and $502,811, respectively.

Certain directors of the Fund are officers of AUL.

3.  AGREEMENTS WITH BANKS

The Fund has agreements with The Provident Bank (Bank) whereby the Bank serves as custodian of the securities and other assets of the Fund, as fund accountant, transfer and disbursing agent for the Fund. The Bank informed the Fund that they are discontinuing fund accounting services. Accordingly, the Fund is currently in the process of negotiating with The Bank of New York with regard to performing the services previously provided by The Provident Bank.


4.  INVESTMENT TRANSACTIONS

Purchases and sales of investment securities (excluding short-term securities and money market mutual funds) during the year ended December 31, 1996, were:

                                               Portfolio
                                               ---------
                                                                        Tactical
                          Equity   Money Market   Bond       Managed     Asset
                          ------   ------------   ----       -------    -------

Common Stock:
 Purchases             $12,290,803  $    ---    $   ---     $6,579,670  $811,486
 Proceeds from sales     4,116,316       ---        ---      3,218,744   365,560
Corporate Bonds:
 Purchases                  ---          ---     5,341,657   3,063,069     ---
 Proceeds from sales        ---          ---     2,582,262   1,408,104     ---
Government Bonds:
 Purchases                 609,844       ---    14,969,320  12,373,813   239,652
 Proceeds from sales        ---          ---    13,809,278   7,215,867     ---


5.  AUTHORIZED CAPITAL SHARES

The Fund has 125,000,000 authorized shares of $.001 par value capital stock, which includes 10,000,000 unallocated shares. The remaining shares are allocated to each of the Fund's portfolios as follows:

                    Equity Portfolio                10,000,000
                    Money Market Portfolio          50,000,000
                    Bond Portfolio                  10,000,000
                    Managed Portfolio               20,000,000
                    Tactical Asset                  25,000,000
                                                    ----------
                                                   115,000,000
                                                   ===========

6.  NET ASSETS
    Net Assets at December 31, 1996 are:
                                                                         Portfolio
                                                                         ---------

                                    Equity       Money Market        Bond          Managed      Tactical Asset
                                    ------       ------------        ----          -------      --------------

Proceeds from shares sold
 and reinvested distributions   $ 54,862,176    $164,049,404    $ 49,988,132    $ 55,466,892    $ 2,009,212
Cost of shares redeemed          (15,683,007)   (123,821,929)    (22,448,586)    (18,428,733)       (97,291)
Undistributed net investment
 income                               11,852          ---              4,468           8,798            109
Undistributed net realized
 gain (loss)                        (217,011)         ---              ---            ---             ---
Unrealized gain (loss)            11,678,096          ---            643,866       6,044,660        232,843
                                   ---------       ---------       ---------       ---------        -------

                                $ 50,652,106    $ 40,227,475    $ 28,187,880    $ 43,091,617    $ 2,144,873
                                ============    ============    ============    ============    ===========

                                       29


                   NOTES TO FINANCIAL STATEMENTS (continued)

7.  UNREALIZED GAIN
    Unrealized Gain (Loss) at December 31, 1996 is:

                                                                         Portfolio
                                                                         ---------

                                    Equity       Money Market        Bond          Managed      Tactical Asset
                                    ------       ------------        ----          -------      --------------

Common Stock:
  Appreciation                  $ 12,416,226    $     ---       $      ---      $  6,140,335    $   261,406
  Depreciation                      (737,732)         ---              ---          (403,616)       (25,455)

 Notes and Bonds
  Appreciation                         ---            ---            743,659         371,457          1,549
  Depreciation                          (398)         ---            (99,793)        (63,516)        (4,657)
                                   ---------       ---------       ---------       ---------        -------

                                $ 11,678,096    $     ---       $    643,866    $  6,044,660    $   232,843
                                ============    ============    ============    ============    ===========

8.  SHARES OUTSTANDING
    Shares Outstanding at December 31, 1996, are:

                                                                        Portfolio
                                                                         ---------

                                    Equity       Money Market        Bond          Managed      Tactical Asset
                                    ------       ------------        ----          -------      --------------

 AUL                                 309,609          ---              ---            ---            50,001
 Dean Investments                      ---            ---              ---            ---            50,000
 AUL American Unit Trust           1,340,827       4,836,248         688,306       1,383,450            ---
 AUL Group Retirement Annuity
  Separate Account II              1,171,791      32,704,457       1,776,976       1,588,086            ---
 AUL American Individual
  Unit Trust                         220,762       2,686,770         182,807         243,653         84,045
                                   ---------       ---------       ---------       ---------        -------

                                   3,042,989      40,227,475       2,648,089       3,215,189        184,046
                                ============    ============    ============    ============    ===========

                      (This page is intentionally blank.)

                              FINANCIAL HIGHLIGHTS

The per share amounts are based on average shares outstanding throughout the year.


                                                                      Equity Portfolio
                                                                      ----------------
                                          1996              1995            1994            1993            1992
                                          ----              ----            ----            ----            ----

Per Share Data:
Investment Income                    $       0.39      $       0.37      $     0.33      $     0.28      $     0.32
Expense                                      0.11              0.09            0.09            0.10            0.09
                                     ------------      ------------      ----------      ----------      ----------
Net investment income                        0.28              0.28            0.24            0.18            0.23

Net gain (loss) on investments               2.44              2.12            0.26            1.58            0.92

Shareholder distributions:
 Net investment income                      (0.28)            (0.27)          (0.24)          (0.18)          (0.23)
 Realized gain                                ---             (0.19)          (0.67)          (0.39)          (0.32)
                                     ------------      ------------      ----------      ----------      ----------

Net increase (decrease)                      2.44              1.94           (0.41)           1.19            0.60
Net asset value at
 beginning of year                          14.21             12.27           12.68           11.49           10.89
                                     ------------      ------------      ----------      ----------      ----------
Net asset value at end of year       $      16.65      $      14.21      $    12.27      $    12.68      $    11.49
                                     ============      ============      ==========      ==========      ==========



Ratio to average net assets:
 Expense                                     0.70%             0.70%           0.73%           0.82%           0.84%
 Net investment income                       1.81%             2.08%           1.85%           1.46%           2.04%

Total return                                19.17%            19.45%           2.64%          14.80%          10.03%

Portfolio turnover rate                        11%               10%             20%             10%             15%

Average commission rate paid*        $       0.0666             N/A             N/A             N/A             N/A

Shares outstanding                        3,042,989         2,483,962       1,675,654         904,136         606,686

*Computed by dividing the total amount of commission paid by the total number of shares purchased and sold during the period for which there was a commission.  This disclosure is required by the SEC beginning in 1996.

    The accompanying notes are an integral part of the financial statements.

                                       32

                        FINANCIAL HIGHLIGHTS (CONTINUED)

The per share amounts are based on average shares outstanding throughout the year.

                                                                       Money Market Portfolio
                                                                       ----------------------
                                           1996               1995              1994              1993              1992
                                           ----               ----              ----              ----              ----


Per Share Data:
Investment Income                    $        0.06      $        0.06       $      0.05      $       0.03      $       0.04
Expense                                       0.01               0.01              0.01              0.01              0.01
                                     -------------      -------------       -----------      ------------      ------------
Net investment income                         0.05               0.05              0.04              0.02              0.03

Net gain (loss) on investments                ---                ---               ---               ---               ---

Shareholder distributions:
 Net investment income                       (0.05)             (0.05)            (0.04)            (0.02)            (0.03)
 Realized gain                                ---                ---               ---               ---               ---
                                     -------------      -------------      ------------      ------------      ------------

Net increase                                  ---                ---               ---               ---               ---
Net asset value at
 beginning of year                            1.00               1.00              1.00              1.00              1.00
                                     -------------      -------------      ------------      ------------      ------------
Net asset value at end of year       $        1.00      $        1.00      $       1.00      $       1.00      $       1.00
                                     =============      =============      ============      ============      ============



Ratio to average net assets:
 Expense                                      0.70%              0.73%             0.75%             0.84%             0.85%
 Net investment income                        4.64%              5.31%             3.71%             2.30%             2.98%

Total return                                  4.63%              5.09%             3.38%             2.33%             3.01%

Portfolio turnover rate                       ---                ---               ---               ---               ---

Average commission rate paid*       $         N/A                N/A               N/A               N/A               N/A

Shares outstanding                      40,227,475         24,290,006        15,495,643         6,153,301         5,480,206

*Computed by dividing the total amount of commission paid by the total number of shares purchased and sold during the period for which there was a commission. This disclosure is required by the SEC beginning in 1996.

    The accompanying notes are an integral part of the financial statements.

The per share amounts are based on average shares outstanding throughout the year.



                                                                          Bond Portfolio
                                                                          --------------
                                          1996              1995              1994              1993              1992
                                          ----              ----              ----              ----              ----

Per Share Data:
Investment Income                    $       0.70      $       0.75      $       0.72      $       0.75      $       0.79
Expense                                      0.08              0.08              0.08              0.09              0.09
                                     ------------      ------------      ------------      ------------      ------------
Net investment income                        0.62              0.67              0.64              0.66              0.70

Net gain (loss) on investments              (0.39)             1.07             (1.01)             0.49              0.06

Shareholder distributions:
 Net investment income                      (0.63)            (0.66)            (0.64)            (0.66)            (0.70)
 Realized gain                              (0.01)            (0.01)             ---              (0.14)            (0.31)
                                     ------------      ------------      ------------      ------------      ------------

Net increase (decrease)                     (0.41)             1.07             (1.01)             0.35             (0.25)
Net asset value at
 beginning of year                          11.06              9.99             11.00             10.65             10.90
                                     ------------      ------------      ------------      ------------      ------------
Net asset value at end of year       $      10.65      $      11.06      $       9.99      $      11.00      $      10.65
                                     ============      ============      ============      ============      ============



Ratio to average net assets:
 Expense                                     0.71%             0.70%             0.73%             0.80%             0.79%
 Net investment income                       5.85%             6.28%             6.19%             5.95%             6.47%

Total return                                 2.23%            17.79%            (3.56%)           10.69%             7.19%

Portfolio turnover rate                        62%               55%               50%               29%               41%

Average commission rate paid *       $       N/A               N/A                 N/A               N/A               N/A

Shares outstanding                      2,648,089         2,298,581         2,046,361         1,338,361         1,123,783

*Computed by dividing the total amount of commission paid by the total number of shares purchased and sold during the period for which there was a commission. This disclosure is required by the SEC beginning in 1996.

    The accompanying notes are an integral part of the financial statements.

                                       34


                             FINANCIAL HIGHLIGHTS (continued)

The per share amounts are based on average shares outstanding throughout the year.



                                                                        Managed Portfolio
                                                                        -----------------
                                          1996              1995              1994            1993            1992
                                          ----              ----              ----            ----            ----

Per Share Data:
Investment Income                    $       0.53      $       0.54      $       0.50      $     0.49      $     0.58
Expense                                      0.09              0.08              0.08            0.09            0.09
                                     ------------      ------------      ------------      ----------      ----------
Net investment income                        0.44              0.46              0.42            0.40            0.49

Net gain (loss) on investments               1.01              1.62             (0.45)           1.07            0.41

Shareholder distributions:
 Net investment income                      (0.44)            (0.46)            (0.42)          (0.40)          (0.49)
 Realized gain                              (0.03)            (0.20)            (0.30)          (0.24)          (0.35)
                                     ------------      ------------      ------------      ----------      ----------

Net increase (decrease)                      0.98              1.42             (0.75)           0.83            0.06
Net asset value at
 beginning of year                          12.42             11.00             11.75           10.92           10.86
                                     ------------      ------------      ------------      ----------      ----------
Net asset value at end of year       $      13.40      $      12.42      $      11.00      $    11.75      $    10.92
                                     ============      ============      ============      ==========      ==========



Ratio to average net assets:
 Expense                                     0.70%             0.70%             0.73%           0.81%           0.82%
 Net investment income                       3.43%             3.86%             3.63%           3.49%           4.46%

Total return                                11.79%            19.13%            (0.92%)         12.98%           7.95%

Portfolio turnover rate                        34%               35%               34%              9%             33%

Average commission rate paid*        $     0.0668              N/A                N/A             N/A              N/A

Shares outstanding                      3,215,189         2,484,037         2,233,298       1,197,065         760,101

*Computed by dividing the total amount of commission paid by the total number of shares purchased and sold during the period for which there was a commission. This disclosure is required by the SEC beginning in 1996.

    The accompanying notes are an integral part of the financial statements.

The per share amounts are based on average shares outstanding throughout the year.

                                     Tactical Asset Allocation Portfolio
                                       -------------------------------

                                          1996          1995(1)
                                          ------       --------
Per Share Data:
Investment Income                     $     0.39    $      0.20
Expense                                     0.11            .04
                                      ----------     ----------
Net investment income                       0.28            .16

Net gain (loss) on investments              1.38           0.49

Shareholder distributions:
 Net investment income                     (0.28)         (0.16)
 Realized gain                             (0.17)         (0.05)
                                      -----------     ----------

Net increase (decrease)                     1.21           0.44
Net asset value at
 beginning of year                         10.44          10.00
                                      ----------     ----------
Net asset value at end of year        $    11.65     $    10.44
                                      ==========     ==========



Ratio to average net assets:
 Expense                                    1.00%          1.00%
 Net investment income                      6.03%          3.70%

Total return                               15.67%          6.49%

Portfolio turnover rate                       25%             4%

Average commission rate paid*           $  0.0799           N/A

Shares outstanding                       184,046        109,147

*Computed by dividing the total amount of commission paid by the total number of shares purchased and sold during the period for which there was a commission. This disclosure is required by the SEC beginning in 1996.

(1) Ratios calculated for period July 31, 1995 through December 31, 1995 on annualized basis

    The accompanying notes are an integral part of the financial statements.

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